Exhibit 99.1

Motorsport Games Reports Second Quarter 2022 Financial Results

MIAMI, Aug 10, 2022 — Motorsport Games Inc. (NASDAQ: MSGM) (“Motorsport Games” or the “Company”) today reported financial results for its second quarter ended June 30, 2022 (“Q2 2022”). The Company has also posted to the Company’s investor relations website a Q2 2022 Quarter End Review video and a Q2 2022 earnings slide deck, which highlight certain key milestones that occurred in the period, as well as an updated Investor Presentation.

Dmitry Kozko, Chief Executive Officer of Motorsport Games, commented, “In Q2 2022, Motorsport Games continued its product and content releases to best deliver against our product roadmap. Within rFactor 2, we released new features and official BTCC content for our fans to enjoy. A promotional plan was announced, helping guide us further along in the lead up to the 2024 release of the official BTCC game. Our growing esports initiatives were further bolstered by the announcement of this year’s 2022/23 Le Mans Virtual Series schedule, which has continued to grow in stature, recognition and scale since the inaugural event. Lastly, we’ve delivered the highly anticipated next-gen console update for NASCAR 21: Ignition for our players on Xbox Series S and X, as well as PlayStation 5.”

Kozko added, “While we continue to explore multiple funding options to provide the Company sufficient liquidity to develop our products, we remain confident in our ability to deliver against our product roadmap.”

Second Quarter 2022 Business Update

●	NASCAR 21: Ignition Patch Released Providing Native Support for PlayStation 5 and Xbox Series X|S. The Company released a patch for NASCAR 21: Ignition bringing support for 4K resolutions with next-generation consoles from Microsoft and Sony. The patch is free to everyone who owns the game and will be a free upgrade moving forward.

●	Le Mans Virtual Series Returns for more Elite Esports Competition Including the Award Winning 24 Hours of Le Mans Virtual. The Le Mans Virtual Series returns this September with more of the elite, endurance esports competition, that has attracted world motor racing champions, captured global attention and received plaudits from teams, drivers and fans alike. All 5 rounds of the coming series will be held online on the rFactor2 platform, including the 24 Hours of Le Mans Virtual, the climax of the premier endurance esports championship. This format allows teams to compete virtually on simulators located all around the world for a total prize fund of US $250,000.

●	Future Promotional Plan to Upcoming Official BTCC Game Announced. The Company announced a promotional plan update, including activations, content releases and ‘first-play content’ tech demos through rFactor 2, to its planned British Touring Car Championship (“BTCC”) official game, which will release in 2024, as previously disclosed by the Company.

●	rFactor 2 Quarterly Content Update. In May 2022, the Company released a collection of improvements, new features and content. A new sound engine, wet weather updates, particles and sparks, and shift protection bring more realism to the rFactor 2 racing simulation platform. Several BTCC cars and tracks were also released bringing more of the BTCC experience to the fans.

●	KartKraft Single Console Release Schedule Update. The timing of the next KartKraft release on one of the consoles, which was originally planned for a 2022 release date, will now likely move into 2023, due to potential opportunities we are exploring with a first party platform and their potential interest in an exclusive title release next year.

Financial Results for the Three Months Ended June 30, 2022

Revenues for Q2 2022 were $2.0 million, as compared to $2.2 million for Q2 2021. The $0.2 million, or 10%, quarter-over-quarter decrease reflects $0.3 million lower gaming sales, partially offset by a $0.1 million increase in esports revenues, primarily from the 24 Hours of Le Mans esports event held in January 2022.

Q2 2022 net loss was $7.5 million, a $1.5 million increase compared to the Q2 2021 net loss of $6.0 million. The increase in net loss was driven by: (i) a $0.9 million increase in Q2 2022 development expenditures; (ii) a $0.8 million increase in sales and marketing spend (iii) a $0.6 million increase in foreign currency losses; (iv) a $0.2 million decrease in gross profit (v) a $0.2 million increase in interest expense (vi) a $0.1 million increase in impairment; and (vii) a $0.1 million increase in depreciation and amortization. The increases in Q2 2022 expenses described above were partially offset by a $1.4 million reduction in general and administrative expenses driven primarily by a $1.1 million payment in Q2 2021 for the settlement of certain stock appreciation rights.

Q2 2022 Adjusted EBITDA loss(1) was $4.9 million, a $1.2 million increase in loss when compared to Q2 2021 Adjusted EBITDA loss of $3.7 million. The increase in Adjusted EBITDA loss(1) was primarily driven by the same factors causing the increase in Q2 2022 net loss.

The following table provides a reconciliation from net loss to Adjusted EBITDA(1) for Q2 2022 and Q2 2021, respectively:

	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021
Net Loss	$(7,487,671)	$(5,960,943)
Interest expense	191,662	31,899
Depreciation and Amortization	493,658	522,709
EBITDA	(6,802,351)	(5,406,335)
Acquisition-related expenses	1,467,492	1,600,087
Impairment of goodwill and intangible assets	149,048	-
Stock-based compensation	238,573	116,274
Adjusted EBITDA	$(4,947,238)	$(3,689,974)

Financial Results for the Six Months Ended June 30, 2022

Revenues were $5.3 million and $4.7 million for the six months ended June 30, 2022 and 2021, respectively, an increase of $0.6 million, or 13%, period over period. For the six months ended June 30, 2022, revenues from our Gaming Segment increased $0.2 million, or 5%, to $4.9 million, compared to $4.7 million for the six months ended June 30, 2021, while revenues from our Esport Segment increased by $0.4 million for the six months ended June 30, 2022, when compared to the six months ended June 30, 2021. The increase in our Gaming segment revenues compared to the 2021 period was primarily due to $0.7 million in higher game sales and an increase of $0.6 million in additional revenues earned through the development of simulation platforms using our rFactor 2 platform for third parties. These increases were partially offset by $1.1 million in retail pricing concessions. The increase in our Esport Segment revenues was primarily driven by the 24 Hours of Le Mans esports event held in January 2022.

The net loss for the six months ended June 30, 2022 was $23.5 million, an increase of $3.5 million when compared to the $20.0 million net loss for the six months ended June 30, 2021. The increase in net loss was driven by: (i) a $9.4 million increase in goodwill and intangible asset impairment; (ii) a $2.0 million increase in development expenditures; (iii) a $1.5 million increase in sales and marketing spend; (iv) a $1.4 million decrease in gains from equity method investments; (v) a $0.9 million increase in foreign currency losses; (vi) a $0.6 million decrease in gross profit; and (vii) a $0.2 million increase in interest expense. These increases were offset by $12.7 million of lower general and administrative expense.

For the six months ended June 30, 2022, Adjusted EBITDA loss(1) was $10.5 million, a $4.0 million increase, when compared to the $6.5 million Adjusted EBITDA loss for the six months ended June 30, 2021. The increase in Adjusted EBITDA loss(1) was primarily driven by the same factors as the increase in net loss for the six months ended June 30, 2022, when compared to the six months ended June 30, 2021.

The following table provides a reconciliation from net loss to Adjusted EBITDA(1) for the six months ended June 30, 2022 and the six months ended June 30, 2021:

	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
Net Loss	$(23,454,716)	$(20,046,367)
Interest expense	393,258	151,438
Depreciation and Amortization	1,071,172	659,309
EBITDA	(21,990,286)	(19,235,620)
IPO-related expenses	-	2,947,192
Acquisition-related expenses	1,468,742	1,930,566
Impairment of goodwill and intangible assets	9,428,370	-
Gain attributable to equity method investment	-	(1,370,837)
Stock-based compensation	591,603	9,193,190
Adjusted EBITDA	$(10,501,571)	$(6,535,509)

Cash Flow and Liquidity

For the six months ended June 30, 2022, the Company had negative cash flows from operations of approximately $12.0 million. The Company expects to continue to have negative operating cash flows for the foreseeable future, as it continues to incur expenses to develop new game franchises. The Company’s existing cash on hand will be insufficient to fund its minimum liquidity requirements for at least the next 12 months and will need to be supplemented with additional debt and/or equity financing, cash generated by cost control initiatives, and/or additional changes to our product roadmap to reduce working capital requirements.

The Company’s future liquidity and capital requirements include funds to support the planned costs to operate its business, including amounts required to fund working capital, support the development and introduction of new products, maintain existing game titles and certain capital expenditures. The adequacy of the Company’s available funds generally depends on many factors, including its ability to successfully develop consumer-preferred new products or enhancements to its existing products, continued development and expansion of the Company’s esports platform and its ability to collaborate with and/or acquire other companies or technologies to enhance or complement the Company’s product and service offerings.

The Company is currently seeking additional funds through a variety of arrangements and through maintaining and enhancing strong cost controls. There can be no assurances that the sources of liquidity referred to above will provide the Company with sufficient liquidity to meet its ongoing cash requirements as, among other things, the Company’s liquidity can be impacted by a number of factors, including the Company’s level of sales and expenditures, as well as accounts receivable, sales allowances, prepaid manufacturing expenses and accrued expenses.

(1)Use of Non-GAAP Financial Measures

Adjusted EBITDA (the “Non-GAAP Measure”) is not a financial measure defined by U.S. generally accepted accounting principles (“U.S. GAAP”). See the reconciliations of the Non-GAAP Measure to its most directly comparable U.S. GAAP measure in the financial tables above.

Adjusted EBITDA, a measure used by management to assess the Company’s operating performance, is defined as EBITDA, which is net (loss) plus interest (income) expense, depreciation and amortization, less income tax benefit (if any), adjusted to exclude: (i) IPO-related expenses; (ii) acquisition related expenses; (iii) gain attributable to equity method investment resulting from the acquisition of additional equity interest in Le Mans Esports Series Ltd.; (iv) stock-based compensation expenses; (v) impairment of goodwill and intangible assets; and (vi) other charges or gains resulting from non-recurring events.

The Company uses the Non-GAAP Measure to manage its business and evaluate its financial performance, as Adjusted EBITDA eliminates items that affect comparability between periods that the Company believes are not representative of its core ongoing operating business. Additionally, management believes that using the Non-GAAP Measure is useful to its investors because it enhances investors’ understanding and assessment of the Company’s normalized operating performance and facilitates comparisons to prior periods and its competitors’ results (who may define Adjusted EBITDA differently).

The Non-GAAP Measure is not a recognized term under U.S. GAAP and does not purport to be an alternative to revenue, income/loss from operations, net (loss) income, or cash flows from operations or as a measure of liquidity or any other performance measure derived in accordance with U.S. GAAP. Additionally, the Non-GAAP Measure is not intended to be a measure of free cash flows available for management’s discretionary use, as it does not consider certain cash requirements, such as interest payments, tax payments, working capital requirements and debt service requirements. The Non-GAAP Measure has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for the Company’s results as reported under U.S. GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business than would be presented by using only measures in accordance with U.S. GAAP. Because not all companies use identical calculations, the Company’s measures may not be comparable to other similarly titled measures of other companies. Reconciliations of the Non-GAAP Measure to net loss, its most directly comparable financial measure, calculated and presented in accordance with U.S. GAAP, are presented in the table above.

Conference Call and Webcast Details

The Company will host a conference call and webcast at 5:00 p.m. ET today, August 10, 2022, to discuss its financial results. The live conference call can be accessed by dialing 1-877-407-0784 from the U.S. or 1-201-689-8560. Alternatively, participants may access the live webcast on the Motorsport Games Investor Relations website at https://ir.motorsportgames.com under “Events.”

About Motorsport Games

Motorsport Games, a Motorsport Network company, combines innovative and engaging video games with exciting esports competitions and content for racing fans and gamers around the globe. The Company is the officially licensed video game developer and publisher for iconic motorsport racing series across PC, PlayStation, Xbox, Nintendo Switch and mobile, including NASCAR, INDYCAR, 24 Hours of Le Mans and the British Touring Car Championship (“BTCC”). Motorsport Games is an award-winning esports partner of choice for 24 Hours of Le Mans, Formula E, BTCC, the FIA World Rallycross Championship and the eNASCAR Heat Pro League, among others.

For more information about Motorsport Games visit: www.motorsportgames.com.

Forward-Looking Statements

Certain statements in this press release, the related conference call and webcast which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this press release, the related conference call and webcast that are not statements of historical fact may be deemed forward-looking statements. Words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: (i) Motorsport Games’ future business, future results of operations and/or financial condition; (ii) the expected future impact of new or planned products or offerings and the timing of launching such products and offerings, including, without limitation our belief that we will deliver against our product roadmap, our expectation to release the official BTCC game in 2024 and the next KartKraft release on one of the consoles in 2023; (iii) the expected future impact of implementing management strategies and the impact of other industry trends, including, without limitation our ability to execute a business continuity plan and adapt to developments real-time, as well as our business plan to increase and diversify our revenue stream; (iv) our expectation that the Company will continue to have negative operating cash flows for the foreseeable future, as we continue to incur expenses to develop new game franchises; and (v) our liquidity and capital requirements, including, without limitation, our ability to continue as a going concern, our belief that our existing cash on hand will not be sufficient to fund our liquidity requirements for at least the next 12 months and our expectation to supplement liquidity with additional debt and/or equity financing, cash generated by cost control initiatives, and/or additional changes to our product roadmap to reduce working capital requirements, as well as statements regarding our cash flows and anticipated uses of cash. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Motorsport Games and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: (i) difficulties, delays or less than expected results in achieving the Company’s growth plans, objectives and expectations, such as due to a slower than anticipated economic recovery and/or the Company’s inability, in whole or in part, to continue to execute its business strategies and plans, such as due to less than anticipated customer acceptance of the Company’s new game titles, the Company’s experiencing difficulties or the inability to launch its games as planned, less than anticipated performance of the games impacting customer acceptance and sales and/or greater than anticipated costs and expenses to develop and launch its games, including, without limitation, higher than expected labor costs and, in addition to the factors set forth in (ii) through (iv) below, the Company’s continuing financial condition and ability to obtain additional debt and/or equity financing to meet its liquidity requirements, such as the going concern qualification on the Company’s annual audited financial statements posing difficulties in obtaining new financing on terms acceptable to the Company, or at all; (ii) difficulties, delays in or unanticipated events that may impact the timing and scope of new product launches, such as due to difficulties or delays in using its product development personnel in Russia due to the Russia invasion of Ukraine and the related sanctions and/or more restrictive sanctions rendering transacting in the region more difficult or costly and/or difficulties and/or delays arising out of any resurgence of the ongoing and prolonged COVID-19 pandemic; (iii) less than expected benefits from implementing the Company’s management strategies and/or adverse economic, market and geopolitical conditions that negatively impact industry trends, such as significant changes in the labor markets, an extended or higher than expected inflationary environment (such as the impact on consumer discretionary spending as a result of significant increases in energy and gas prices which have been increasing since early in 2020), a higher interest rate environment, tax increases impacting consumer discretionary spending and or quantitative easing that results in higher interest rates that negatively impact consumers’ discretionary spending, or adverse developments relating to the Russia invasion of Ukraine; (iv) greater than anticipated negative operating cash flows such as due to higher than expected development costs, higher interest rates and/or higher inflation; and/or (v) difficulties and/or delays in resolving our liquidity and capital requirements, including without limitation, difficulties in securing funding that is on commercially acceptable terms to us or at all, such as our inability to complete in whole or in part any potential debt and/or equity financing transactions, as well as any inability to achieve cost reductions. Factors other than those referred to above could also cause Motorsport Games’ results to differ materially from expected results. Additional examples of such risks and uncertainties include, but are not limited to: (i) delays and higher than anticipated expenses related to the ongoing and prolonged COVID-19 pandemic, any resurgence of COVID-19 and the Russia invasion of Ukraine; (ii) Motorsport Games’ ability (or inability) to maintain existing, and to secure additional, licenses and other agreements with various racing series; (iii) Motorsport Games’ ability to successfully manage and integrate any joint ventures, acquisitions of businesses, solutions or technologies; (iv) unanticipated operating costs, transaction costs and actual or contingent liabilities; (v) the ability to attract and retain qualified employees and key personnel; (vi) adverse effects of increased competition; (vii) changes in consumer behavior, including as a result of general economic factors, such as increased inflation, higher energy prices and higher interest rates; (viii) Motorsport Games’ inability to protect its intellectual property; and/or (ix) local, industry and general business and economic conditions. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in Motorsport Games’ filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, its Quarterly Reports on Form 10-Q filed with the SEC during 2022, as well as in its subsequent filings with the SEC. Motorsport Games anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Motorsport Games assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing Motorsport Games’ plans and expectations as of any subsequent date.

Website and Social Media Disclosure

Investors and others should note that we announce material financial information to our investors using our investor relations website (ir.motorsportgames.com), SEC filings, press releases, public conference calls and webcasts. We use these channels, as well as social media and blogs, to communicate with our investors and the public about our company and our products. It is possible that the information we post on our websites, social media and blogs could be deemed to be material information. Therefore, we encourage investors, the media and others interested in our company to review the information we post on the websites, social media channels and blogs, including the following (which list we will update from time to time on our investor relations website):

Websites	Social Media
motorsportgames.com	Twitter: @msportgames & @traxiongg
traxion.gg	Instagram: msportgames & traxiongg
motorsport.com	Facebook: Motorsport Games & traxiongg
LinkedIn: Motorsport Games
Twitch: traxiongg
Reddit: traxiongg

The contents of these websites and social media channels are not part of, nor will they be incorporated by reference into, this press release.

Contacts:

Investors:

Investors@motorsportgames.com

Media:

ASTRSK PR

motorsportgames@astrskpr.com

Appendix:

The following table provide a comparative summary of the Company’s financial results for the periods presented:

MOTORSPORT GAMES INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$2,008,987	$2,238,927	$5,330,776	$4,713,059
Cost of revenues	856,157	906,303	2,869,963	1,688,111
Gross profit	1,152,830	1,332,624	2,460,813	3,024,948

Operating expenses:
Sales and marketing	1,540,220	704,222	3,228,669	1,728,440
Development	2,681,643	1,818,178	5,085,980	3,068,540
General and administrative	3,349,609	4,717,180	6,772,763	19,481,218
Impairment of goodwill	-	-	4,788,268	-
Impairment of intangible assets	149,048	-	4,640,102	-
Depreciation and amortization	117,725	66,448	233,796	97,223
Total operating expenses	7,838,245	7,306,028	24,749,578	24,375,421
Loss from operations	(6,685,415)	(5,973,404)	(22,288,765)	(21,350,473)
Interest expense	(191,662)	(31,899)	(393,258)	(151,438)
Gain attributable to equity method investment	-	-	-	1,370,837
Other (loss) income, net	(610,594)	44,360	(772,693)	84,707
Net loss	(7,487,671)	(5,960,943)	(23,454,716)	(20,046,367)
Less: Net loss attributable to non-controlling interest	(82,375)	(180,849)	(911,803)	(454,299)
Net loss attributable to Motorsport Games Inc.	$(7,405,296)	$(5,780,094)	$(22,542,913)	$(19,592,068)

Net loss attributable to Class A common stock per share:
Basic and diluted	$(0.63)	$(0.50)	$(1.93)	$(1.88)

Weighted-average shares of Class A common stock outstanding:
Basic and diluted	11,673,587	11,494,919	11,670,888	10,421,910